Exhibit 3.2

I certify the attached is a true and correct copy of the Articles of Amendment, f iled on August 28, 2025, to Articles of Incorporation for GUIDENT CORP, a Florida corporation, as shown by the records of this office. The document number of this corporation is P20000018417. Given under my hand and the PJI Great Seal of the State of Florida at Tallahassee, the Capital, this the Twenty-ninth day of August, 2025 CoraCByra 1 Secretary of State

FILED
2025 AUG 28 AM 10: 53

Reverse Stock Split Amendment

**CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF GUIDENT CORP.**

Guident Corp., a corporation organized and existing under Business Corporation Act of the State of Florida (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is Guident Corp.

2. The Amended and Restated Articles of Incorporation of the Corporation is amended by adding the following new paragraph to the end of Article VI:

Upon the filing and effectiveness (the "***Effective Time***") of this amendment to the Corporation's Amended and Restated Articles of Incorporation, as amended, pursuant to the Business Corporation Act of the State of Florida, each eight (8) shares of the Common Stock issued immediately prior to the Effective Time (the "***Old Common Stock***") shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation's Common Stock, $0.00001 par value per share (the "***New Common Stock***"), without any action by the holder thereof (the "***Reverse Stock Split***"). No fractional shares of New Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a book entry position which formerly represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time, we will issue to stockholders of record who would otherwise be entitled to a fractional share of New Common Stock because the number of shares of Old Common Stock they hold before the Reverse Split is not evenly divisible by the Reverse Stock Split ratio that number of shares of New Common Stock as rounded up to the nearest whole share. Each book entry position that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such book entry position shall have been reclassified and combined; provided, that each person holding of record a book entry position that represented shares of Old Common Stock shall receive, a new book entry position evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

3. This Certificate of Amendment has been duly adopted in accordance with Sections 607.1001, 607.0704, and 607.0821 of the Business Corporation Act of the State of Florida. The Corporation's Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. Pursuant to the written consent of Stockholders of the Corporation dated as of August 28, 2025, stockholders of the Corporation duly approved the amendment to the Amended and Restated Articles of Incorporation set forth in this Certificate of Amendment.

4. This Certificate of Amendment shall become effective upon filing of this certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 28 of August 2025.

By [signature]

Harald Braun

Chief Executive Officer

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